MERRIMAC MASTER PORTFOLIO

                               Amendment No. 1 to
                              DECLARATION OF TRUST

     Pursuant to Article VI, Section 6.2 of the Declaration of Trust of Merrimac Master Portfolio (the "Trust"), dated as of October 30, 1996 (the "Declaration of Trust"), and pursuant to authorization by the Trustees of the Trust at a meeting duly called and held for such purpose on February 6, 1997, the following Series of the Trust is established and designated:

                           Merrimac Treasury Portfolio

     The Interests in the above Series shall have the relative rights and preferences as set forth in subsections (a) - (c) of Article VI, Section 6.2 of the Declaration of Trust and shall be effective as of the date set forth below.


Dated as of November 20, 1997




                                                  /s/Susan C. Mosher
                                                  ------------------
                                                  Susan C. Mosher
                                                  Secretary
                                                  Merrimac Master Portfolio
                                                  Duly Authorized